Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-208533-05

**PX Details** $1.286bn+ Mercedes-Benz Auto Lease Trust (MBALT) 2018-A

Joint Leads: MUFG (str.) BofAML and Mizuho
Co-Managers: Santander and Wells Fargo

CLS	AMT($MM)	WAL(YR)	S/F WIN	L.FIN	BENCH	SPD	YLD	CPN	PRICE

A1	$266.000	0.29	A-1+/F1+	1-7	02/2019	Yld	1.75%	1.75%	100.00000%

A2	$460.000	0.97	AAA/AAA	7-17	04/2020	EDSF +18bps	2.211%	2.20%	99.99919%

A3	$460.000	1.76	AAA/AAA	17-27	02/2021	EDSF +22bps	2.427%	2.41%	99.99174%

A4	$100.253	2.30	AAA/AAA	27-29	10/2023	IntS +27bps	2.532%	2.51%	99.98051%

Transaction Details –

* Ticker:	MBALT 2018-A	* ERISA Eligible:	Yes
* Registration:	SEC Registered/Public	* Expected Pxg:	PRICED
* Expected Ratings:	S/F	* Expected Settle:	1/24/18
* Min Denoms:	$1K x $1K	* First Pay:	2/15/18
* Bill & Deliver:	MUFG

CUSIPs & ISINs:
A1	58772Q AA4	US58772QAA40
A2	58772Q AB2	US58772QAB23
A3	58772Q AD8	US58772QAD88
A4	58772Q AE6	US58772QAE61

Available Information:

* Preliminary Prospectus and FWP (Attached)
* Intex CDI File (Attached)
* Intex Dealname:	mitmbalt2018-a	Password:	XYUK
* Roadshow:	https://www.netroadshow.com	Entry Code:	MBALT2018A

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.